Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April              , 2022 by and between Icanic Brands Company Inc., a company incorporated pursuant to the Business Corporations Act (British Columbia) (the “Corporation”), and Micah Anderson, an individual and resident of the State of California (hereinafter called “Executive”).

W I T N E S S E T H:

WHEREAS, this Agreement is entered into in connection with that certain Merger Agreement dated as of January 21, 2022 (the “Merger Agreement”) by and among the Corporation, LEEF Holdings, Inc., a Nevada corporation (the “Company”), Icanic Merger Sub, Inc., a Nevada corporation (“Subco”), and Micah Anderson, in his capacity as representative of the Company Stockholders, pursuant to which Subco was merged with and into the Company with the Company surviving as a wholly-owned subsidiary of the Corporation (the “Merger”);

WHEREAS, the Closing (as defined in the Merger Agreement) of the Merger is conditioned upon the execution and delivery of this Agreement; and

WHEREAS, the Corporation and/or its Affiliates (as defined below) desires to employ Executive from and after the Closing under the terms of this new Agreement, and Executive is willing to accept such employment on the terms and subject to the conditions hereinafter set forth from and after the Closing.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment by Corporation; Location. The Corporation and/or its Affiliates hereby agrees to employ Executive as the Company’s full-time Chief Executive Officer. As the Company’s Chief Executive Officer, Executive will report to the Corporation’s Board of Directors (the “Board of Directors”), and shall have such duties consistent with that of a Chief Executive Officer of the Company and/or that may from time to time be designated or assigned to Executive pursuant to the directives of the Board of Directors. Upon mutual agreement of the Corporation and Executive, the Executive’s title and/or position may be changed.

Except for travel when and as required in the performance of Executive’s duties hereunder, Executive shall perform his duties hereunder from the Company’s principal executive offices in San Diego, California. Executive shall not be required to relocate his primary residency to perform his duties under this Agreement. Executive shall only be required to travel to the Corporation’s corporate headquarters not more than once a calendar quarter and for any scheduled meetings of the Board of Directors or meetings in which the entire executive team is required.

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2. Executive’s Acceptance of Employment. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote the necessary attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and companies in which the Corporation owns at least 50% of the entity’s voting shares (its “Affiliates”), he will perform the duties assigned to him pursuant to Section 1 hereof, subject, at all times, to the direction and control of the Board of Directors, and he will do such reasonable traveling as may be required of him in the performance thereof. Notwithstanding the foregoing, the Corporation acknowledges that Executive currently maintains an ownership interest in the entities identified in Attachment A and that Executive shall be authorized to devote sufficient time to managing those investments provided that (i) such activities in no way interfere with the performance of Executive’s duties pursuant to this Agreement, and (ii) Executive will not take on any additional ownership interests in any other cannabis related entities absent disclosure to and approval of the Board of Directors, not to be unreasonably withheld. Notwithstanding the foregoing and for the avoidance of doubt, Executive shall be entitled to receive equity in third-party entities applying for cannabis licenses that utilize Executive’s resume from time to time; provided, Executive first brings such opportunities to the Corporation.

Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation shall from time to time establish. Executive agrees that he shall not, without the prior written approval of the Board of Directors, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation and its Affiliates, excluding those entities attached on Attachment A. Nothing in this Agreement shall preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments, as long as such activities and/or services do not interfere or conflict with his responsibilities or duties to the Corporation as determined by the Board of Directors in its sole reasonable discretion.

3. Term. The term of Executive’s employment under this Agreement shall be the period commencing on the Closing Date (as defined in the Merger Agreement) and continuing until the third (3rd) anniversary thereof, unless terminated earlier pursuant to Section 7 (the “Initial Term”). At the conclusion of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either party gives the other written notice of non-renewal at least ninety (90) days’ prior to the end of the Initial Term or a Renewal Term, as the case may be, and subject to earlier termination as provided in Section 7 hereof. As used in this Agreement, the “Term” shall mean the Initial Term together with any Renewal Terms, if any.

4. Compensation/Bonus/Options/Benefits/Equity.

4.1 The Corporation will pay to Executive as compensation for his services hereunder an annual base salary (the “Base Salary”) of Two Hundred Fifty Thousand U.S. Dollars (US$250,000) per annum payable in equal installments in accordance with the Corporation’s normal payroll policy, but not less than monthly. The Base Salary shall be reviewed annually by Executive and the Board of Directors may be increased at any time; provided, however, that Executive’s Base Salary shall not be subject to reduction. Upon any increase to Executive’s Base Salary, the then current salary as so increased shall be the “Base Salary” for purposes of this Agreement.

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4.2 Commencing with the calendar year ending December 31, 2021, and for each calendar year thereafter while this Agreement is in effect (each, a “Plan Year”), Executive shall be eligible for an annual incentive performance bonus (the “Incentive Bonus”). The target potential amount of the Incentive Bonus payable to Executive shall be up to 100% of Executive’s Base Salary earned during the applicable Plan Year. The Incentive Bonus will be conditioned on the satisfaction of individual and company objectives as set forth below and subject to Section 7 of this Agreement, and shall be payable on or before February 15 of the year following the Plan Year. By the end of January of each Plan Year, the Corporation’s Board of Directors and/or Compensation Committee of the Board of Directors and Executive shall jointly establish the incentive target objectives that Executive has to meet to earn the Incentive Bonus; provided, however, for the initial partial year of this Agreement through December 31, 2021, the targets shall be those as previously determined by the Board of Directors of the Company pursuant to the terms and conditions of Executive’s Prior Agreement (as defined below). The payment of any Incentive Bonus pursuant to this Section 4.2 shall be made in accordance with the normal payroll practices of the Corporation, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, and provided Executive satisfies the conditions for earning the Incentive Bonus.

4.3 Effective upon the Closing, the Corporation shall grant you stock options to purchase up to 7,508,259(as adjusted for stock splits, reclassifications and the like) shares (the “Option Shares”) of the Company’s common stock. The Option Shares shall vest in thirty-six (36) equal monthly installments over the three (3) year period measured from the date of Closing subject to Executive’s continuing employment, and such options shall have an expiration date of five (5) years from the date of grant. Additionally, following the Closing, the Executive shall, subject to the approval of the Board of Directors, receive such other grants of Option Shares, restricted stock (“Restricted Stock”) and/or restricted stock units (“RSUs”, and together with the Option Shares and Restricted Stock, the “Equity Awards”) in connection with (a) Executive’s individual performance and/or (b) the performance of the Corporation and/or certain operating subsidiaries of the Corporation (including the Company and its subsidiaries), in each case equivalent in amount and value granted to other similar situated executives of the Corporation. All such Equity Awards shall be issued pursuant to, and subject to the terms and conditions of the Corporation’s stock option and incentive plan adopted by the shareholders of the Corporation on May 27, 2016, as amended from time to time (the “Equity Plan”) and an award agreement thereunder (the “Award Agreement”) to be entered into with the Corporation. The Equity Awards shall vest as set forth in the Award Agreement; provided, that to the extent the Corporation grants any Equity Awards to Executive during the Term, then the Corporation shall in such Award Agreement provide that (x) in the event a Change of Control (as defined below) is consummated during the Term, or (y) Executive either (i) is terminated other than for Cause, death or Disability or (ii) resigns for Good Reason (as defined below), then all of Executive’s unvested Equity Awards shall automatically and immediately vest in full. Executive shall, subject to the approval of the Board of Directors, participate in a management incentive plan (the “Management Plan”). The Management Plan shall allocate stock grants of the Corporation’s common shares based on all business acquisitions (whether by merger, asset purchase or stock purchase) completed by the Corporation as well as revenue growth of the Corporation post-closing of any such acquisition transaction. The Management Plan shall also provide for stock grants of the Corporation’s common shares to Executive if there is a Change of Control (as defined below) of the Corporation.

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4.4 Executive shall be entitled to the Corporation’s group medical and dental insurance benefits. At Executive’s request, however, in lieu of providing Executive with group medical and dental insurance benefits, the Corporation shall reimburse Executive for the cost of obtaining his own private medical and dental insurance policy, provided that the monthly amount of such insurance premiums shall not exceed Five Thousand Dollars ($5,000) per month. Executive shall also be entitled to a life insurance policy covering his own death with the beneficiary as determined by Executive in his sole discretion in the amount of not less than One Million U.S. Dollars (US$1,000,000) with the Corporation responsible for paying all expenses and premiums of such policy during the Term.

4.5 The Corporation recognizes that Executive is required to drive throughout California to fully perform his duties. As such the Corporation agrees to provide Executive with a monthly auto subsidy of One Thousand U.S. Dollars (US$1,000), and shall also reimburse Executive up to Two Thousand U.S. Dollars (US$2,000) for other travel expense, including airfare. Such auto subsidy payments shall be in lieu of any obligation to reimburse Executive for mileage or other driving related expenses, notwithstanding any other policy of the Corporation.

4.6 The Corporation shall issue to Executive and/or to such other employees of the Corporation and its Affiliates as the Executive shall direct, the following performance equity payments (capitalized terms used in this Section 4.6 shall have the meaning ascribed to them in the Merger Agreement):

(a) On the First Payout-Date, a number of Resulting Issuer Common Shares equal to the number of Earnout-Shares issued to the Company Stockholders pursuant to Section 2.9(a) of the Merger Agreement;

(b) On the Second Payout-Date, a number of Resulting Issuer Common Shares equal to the number of Earnout-Shares issued to the Company Stockholders pursuant to Section 2.9(b) of the Merger Agreement; and

(c) On the Third Payout-Date, a number of Resulting Issuer Common Shares equal to the number of Earnout-Shares issued to the Company Stockholders pursuant to Section 2.9(c) of the Merger Agreement.

The Resulting Issuer Common Shares issuable pursuant to this Section 4.6 may be issued as Equity Awards under the Equity Plan; provided, that such Resulting Issuer Common Shares so issued under the Equity Plan shall be fully vested upon issuance and shall not be subject to vesting or any other condition of issuance.

5. Business Expenses. For business travel related to Executive’s duties, the Corporation shall reimburse Executive for all out-of-pocket expenses reasonably incurred by him in accordance with the Corporation’s travel and entertainment policy and procedures and any amendment thereof that the Corporation may adopt during his employment. Executive shall be authorized to fly Business Class or First Class for any air travel.

6. Vacation. Executive shall be entitled to vacation in accordance with the Corporation’s vacation policy as in effect from time to time; provided that Executive shall be entitled to no less than a minimum amount of six (6) weeks per year.

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7. Termination.

7.1 Termination by the Corporation for Cause. The Corporation may terminate Executive’s employment immediately at any time and without notice for “Cause”, subject to any applicable notice and cure period. For purposes of this Agreement, “Cause” shall mean (a) a material breach by Executive of his obligations under this Agreement that is not cured within thirty (30) days following receipt of written notice thereof from the Corporation’s Board of Directors; (b) Executive’s theft or knowing falsification of any Corporation documents or records; (c) Executive’s conviction (including any plea of guilty or nolo contendere) of any felony or other misdemeanor (excepting in each case any conviction or plea relating to any charge associated with state or federal laws relating to cannabis, hemp, psychedelics and/or money laundering or tax fraud from related activities) that involves theft, fraud or an act of dishonesty; (d) Executive’s repeated failure to perform his duties on behalf of the Corporation in a competent and diligent manner, which such failure causes material financial harm to the Corporation, if such failure is not cured within thirty (30) days following receipt of written notice thereof from the Corporation’s Board of Directors. Any notice of termination required under this Section 7.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure such default as permitted. In the event Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only the Base Salary through the effective date of termination, plus payment for any expenses that may be due hereunder through the effective date of termination, plus any other amounts required by applicable law.

7.2 Termination Without Cause By The Corporation/By the Executive for Good Reason/By the Corporation - Separation Package. In the event that at any time (a) the Corporation terminates Executive’s employment under this Agreement without Cause (as defined above) or (b) Executive terminates his employment for Good Reason, Executive will receive all Base Salary and Incentive Bonus amounts payable through the effective date of termination plus (A) a lump sum cash severance payment equal to twenty-four (24) months of his Base Salary then in effect, plus (B) a lump sum cash severance payment for a prorated portion of any Incentive Bonus for which Executive was eligible during the Plan Year in which the termination occurs, provided that the relevant milestones have been achieved on a pro rata basis for the relevant period, plus (C) payment for any expenses that may be due hereunder through the effective date of termination, plus (D) any other amounts required by applicable law. In addition, all Equity Awards granted shall fully accelerate and vest. For the purposes of this Agreement, the term “Good Reason” shall mean (i) any material reduction in Executive’s annual Base Salary, bonus potential or overall compensation, (ii) Executive’s position, authority, or duties are materially reduced, (iii) Executive’s assigned work location is moved to a location more than 50 miles from San Diego, California, or (iv) the Corporation materially breaches the provisions of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice thereof from Executive. Executive shall not be entitled to any portion of the Separation Package described in this Section 7.2 unless Executive first executes, and does not revoke as may be allowed by law, a complete release of all claims in favor of the Corporation, its employees, officers, and agents, in form chosen by the Corporation in its reasonable discretion.

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7.3 Termination by the Corporation for Disability or upon Death. This Agreement shall automatically terminate upon the death of Executive. In addition, this Agreement may be terminated by the Corporation upon Executive’s Disability. For the purposes of this Agreement, the term “Disability” shall mean Executive’s failure to substantially perform his duties hereunder for either three (3) consecutive months or an aggregate of 120 days in any rolling twelve (12) month period, as determined by the Board acting in good faith, and after making reasonable accommodations and complying with all requirements of the Americans with Disabilities Act and any state law equivalent legislation. Any questions as to the existence, extent or potentiality of illness or incapacity of Executive upon which the Corporation and Executive cannot agree shall be determined by a qualified independent physician selected by Executive, a physician selected by the Corporation’s Board of Directors, and a third physician selected by the other two physicians. The determination of such physicians certified in writing to Executive and to the Corporation shall be final and conclusive for all purposes of this Agreement. In the event Executive’s employment is terminated in accordance with this Section 7.3, Executive shall be entitled to receive (a) the Base Salary through the effective date of termination, plus (b) payment for any expenses that may be due hereunder through the effective date of termination, plus (c) a lump sum cash severance payment for a prorated portion of any Incentive Bonus for which Executive was eligible during the Plan Year in which the termination occurs, provided that the relevant milestones have been achieved on a pro rata basis for the relevant period, plus (d) any other amounts required by applicable law.

7.4 Termination Upon a Change of Control. For purposes of this Agreement, “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of the Corporation of all or substantially all of the capital stock of the Corporation, where the stockholders of the Corporation immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; or (3) the sale or exchange of all or substantially all of the Corporation’s assets (other than a sale or transfer to a subsidiary of the Corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Corporation immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Corporation’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or re-financing, the principal purpose of which is to raise money for the Corporation’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board of Directors. Immediately preceding a Change of Control, any then unvested portion of the Option will become fully vested. If, within three (3) months immediately preceding a Change of Control or within six (6) months immediately following a Change of Control, the Executive’s employment is terminated by the Corporation for any reason other than Cause or because of a Disability, then the Executive shall be entitled to receive each of the payments, accelerated vesting and other benefits provided in Section 7.2 above.

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7.5 Resignation. In the event that Executive resigns or otherwise terminates this Agreement, other than for Good Reason, Executive will only be entitled to receive Executive’s Base Salary earned up to the date of termination and all Option Shares and other Equity Awards that have vested up to and including such date of termination.

8. Duty of Loyalty. In consideration of the Corporation entering into this Agreement

8.1 Executive agrees that during the Term of this Agreement he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in any business in which the Corporation or any of its Affiliates is currently engaged or is engaged at the termination of this Agreement, provided however that nothing in this Section 8.1 shall be deemed to prohibit Executive (a) from managing the businesses or his investments identified on Attachment A or (ii) investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings therein represent less than five percent (5%) of the total number of shares or principal amount of other securities of such company outstanding.

8.2 Executive agrees that Executive will not, during the Term, and during the one (1) year period following the termination of the Executive’s employment, directly or indirectly, by action alone or in concert with others, induce or influence, or seek to induce or influence any person who is engaged by the Corporation or any of its Affiliates as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive, directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

9. Confidentiality Agreement.

9.1 As used herein, the term “Confidential Information” shall mean any and all information of the Corporation and of its Affiliates (for purposes of Sections 9, 10 and 11 of this Agreement, the Corporation’s Affiliates shall be deemed included within the meaning of “Corporation”), including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (a) the Corporation’s finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (b) the terms and conditions (including prices) of sales and offers of sales of the Corporation’s products and services; (c) the terms, conditions and current status of the Corporation’s agreements and relationship with any customer or supplier; (d) the customer and supplier lists and the identities and business preferences of the Corporation’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (e) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (f) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (g) any other non-public information and knowledge with respect to the Corporation’s products, whether developed or in any stage of development by the Corporation; (h) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Executive’s employment have engaged in the design or development of any such products; and (i) any other matter or thing, whether or not recorded on any medium, (x) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (y) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

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9.2 Executive acknowledges and agrees that the Corporation is engaged in a highly competitive business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:

(a) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(b) Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity; and

(c) unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive’s employment by the Corporation.

9.3 Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

(a) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries or other record of any type of Confidential Information; and

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(b) Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

9.4 Execute understands that nothing in this Agreement prohibits Executive from reporting to any governmental authority information concerning possible violations of law or regulation and that Executive may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided Executive files any document containing Confidential Information under seal and does not disclose the Confidential Information, except pursuant to court order.

10. Invention Disclosure. Executive agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements (“Inventions”) that may be made, conceived, created or developed by him (whether such Inventions are developed solely by him or jointly with others) during the course of and in connection with his employment by the Corporation which either (a) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (b) results from or is suggested by any task, project or work that he may do for, in connection with, or on behalf of the Corporation. Executive agrees that such Inventions shall become the sole and exclusive property of the Corporation and Executive hereby assigns to the Corporation all of his rights to any such Inventions. With respect to Inventions, Executive shall during the period of his employment hereunder and at any time and from time to time hereafter (i) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (ii) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (iii) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation’s right therein and thereto. In any such assistance is required following the termination of Executive’s employment with the Corporation, the Corporation shall reimburse Executive for his lost wages or salary and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this paragraph does not apply to an Invention or Intellectual Material for which no equipment, supplies, facilities, or trade secret information of the Corporation was used and which was developed entirely on the Executive’s own time, unless the Invention or Intellectual Material relates: (x) to the business of the Corporation, (y) to the Corporation’s actual or demonstrably anticipated research or development, or (z) the Invention or Intellectual Material results from any work performed by Executive for the Corporation. Notwithstanding the foregoing, nothing in this Section 10 shall apply to any Inventions created by Executive in conjunction with the entities listed on Attachment A including without limitation the development of proprietary cannabis strains.

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11. Remedies. Executive acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Sections 8, 9 and 10 are reasonable and necessary for the protection of the Corporation and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Executive agrees without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Executive for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Executive shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys’ fees, which the Corporation may incur in connection with such proceedings.

12. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

13. Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation at:

Icanic Brands Company Inc.

789 West Pender Street, Suite 810

Vancouver, British Columbia

V6C 1H2

Attn: Brandon Kou

and, if to Executive:

Micah Anderson

2752 Carriagedale Row

La Jolla, CA 92037

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

14. Non-Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive except as may be permitted by the laws of decent or distribution in the event of Executive’s death or disability. This Agreement shall be binding upon Executive and inure to the benefit of his heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

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15. Choice of Law And Forum. This Agreement shall be governed, interpreted and construed under the laws of the State of California without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall only be litigated in any state or Federal court of competent subject matter jurisdiction sitting in San Diego County, California, to the jurisdiction of which and venue in which each party irrevocably consents.

16. Waiver. No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

17. Severability. If any provision of this Agreement, including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

18. Counterparts. This Agreement may be executed in counterparts (by physical or electronic means, including DocuSign), each of which shall be deemed an original and together shall constitute one and the same agreement.

19. Survival at Termination. The termination of this Agreement or Executive’s employment hereunder shall not affect either party’s obligations under this Agreement which by the nature thereof are intended to survive any such termination including, without limitation, Executive’s obligations under Sections 8, 9 and 10.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above set forth.

CORPORATION:

ICANIC BRANDS COMPANY INC.

By:
Name:
Title:

EXECUTIVE:

/s/ Micah Anderson
Micah Anderson

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Attachment A

●	33 Holdings
●	Anderson Dev SB
●	ADSB Management
●	Anderson Dev Holdings SJ
●	Anderson Development SJ
●	Anderson Development Willits
●	Little Ry Holding
●	Lower Thomas Road
●	LTR Realty
●	MPA Farms, Inc
●	MPA Legacy Holdings Inc
●	Sunset Ridge Road
●	Orr Springs Road
●	Orr Springs Land Road
●	Chula Vista 2
●	Willowbrook Realestate
●	Willits Retail
●	Adere, LLC
●	Hilife Group NC, LLC

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